QuickLinks -- Click here to rapidly navigate through this document

Exhibit (a)(1)(A)

CHANGE OF CONTROL NOTICE AND OFFER TO PURCHASE

Harrah's Operating Company, Inc. (as Successor to Caesars Entertainment, Inc.)
Offer to Purchase for Cash Any and All of its Outstanding
Floating Rate Contingent Convertible Senior Notes Due 2024 (CUSIP Nos. 127687 AA9 and 127687 AB7)

THE OFFER WILL EXPIRE AT 5:00 P.M., EASTERN TIME, ON AUGUST 12, 2005 UNLESS EXTENDED OR EARLIER TERMINATED (SUCH TIME AND DATE, AS THE SAME MAY BE EXTENDED OR EARLIER TERMINATED, REFERRED TO AS THE "EXPIRATION TIME"). HOLDERS OF THE NOTES MUST TENDER THEIR NOTES IN THE MANNER DESCRIBED BELOW ON OR PRIOR TO THE EXPIRATION TIME TO RECEIVE THE PURCHASE PRICE. NOTES TENDERED IN THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION TIME. IF THE NOTES ARE ACCEPTED FOR PAYMENT PURSUANT TO THE OFFER, ONLY HOLDERS OF NOTES WHO HAVE VALIDLY TENDERED AND NOT WITHDRAWN THEIR NOTES WILL RECEIVE THE PURCHASE PRICE.

        NOTICE IS HEREBY GIVEN pursuant to the terms and conditions of the indenture dated as of April 7, 2004 between Caesars Entertainment, Inc. (referred to as "Caesars") and U.S. Bank National Association, as trustee, conversion agent and paying agent (referred to as the "paying agent"), as supplemented (referred to as the "indenture"), and the Floating Rate Contingent Convertible Senior Notes due 2024 issued thereunder (referred to as the "notes"), that at the option of each holder of the notes, the notes will be purchased by Harrah's Operating Company, Inc., as successor to Caesars under the indenture (referred to as "we," "us," "our" or the "Company"), subject to the terms and conditions of this change of control notice and offer to purchase (as amended and supplemented from time to time, referred to as the "offer to purchase"), the indenture and the notes (referred to as the "offer"). In accordance with the indenture, we are offering to purchase the notes for a purchase price in cash equal to 100% of the principal amount of the notes, plus accrued and unpaid interest (including liquidated damages, if any) to but excluding the payment date, currently scheduled to be August 15, 2005 unless the expiration time is extended.

        This change of control notice and offer to purchase is being sent to you pursuant to Section 3.09(b) of the indenture and constitutes the "Company Change in Control Repurchase Notice" referenced therein. Section 3.09 of the indenture provides that following a change of control of Caesars, each holder of the notes will have the right to have all of its notes, or any portion of the principal amount thereof that is an integral multiple of $1,000, purchased at the purchase price. A change of control, as defined in the indenture, occurred on June 13, 2005 as a result of the consummation of the merger of Caesars with and into us. In connection with the merger, we assumed the obligations under the notes and the indenture, including the obligation to make this offer.

        The paying agent has informed us that, as of the date of this offer to purchase, all custodians and beneficial holders of the notes hold the notes through accounts established with the Depository Trust Company (referred to as "DTC") and that there are no certificated notes in non-global form. Accordingly, all notes tendered hereunder must be delivered through the transmittal procedures of DTC.

The paying agent is:
U.S. Bank National Association

By Hand or Overnight Delivery: U.S. Bank National Association Attention: Specialized Finance Department 60 Livingston Avenue St. Paul, Minnesota 55107	For Information: (800) 934-6802	By Facsimile: (651) 495-8158 Attention: Raymond S. Haverstock Confirm Receipt of Facsimile Only: (800) 934-6802

Neither the Securities and Exchange Commission nor any state securities commission nor any other regulatory authority has approved or disapproved of these transactions or determined if this statement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this offer to purchase is July 13, 2005

        NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS OFFER TO PURCHASE DOES NOT CONSTITUTE AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL SECURITIES IN ANY CIRCUMSTANCES OR JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. THE DELIVERY OF THIS OFFER TO PURCHASE SHALL NOT, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN IS CURRENT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS OFFER TO PURCHASE, OR THE DATE OF ANY DOCUMENTS INCORPORATED BY REFERENCE, AS APPLICABLE. NONE OF THE COMPANY, ITS BOARD OF DIRECTORS OR EMPLOYEES OR ANY OF THEIR RESPECTIVE AFFILIATES MAKES ANY REPRESENTATION OR RECOMMENDATION TO ANY HOLDER AS TO WHETHER OR NOT TO TENDER YOUR SECURITIES. YOU SHOULD CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS AND MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SECURITIES AND, IF SO, THE AMOUNT OF SECURITIES TO TENDER.

ii

TO HOLDERS OF
FLOATING RATE CONTINGENT CONVERTIBLE SENIOR NOTES DUE 2024
OF HARRAH'S OPERATING COMPANY, INC.
(AS SUCCESSOR TO CAESARS ENTERTAINMENT, INC.)

SUMMARY TERM SHEET

        The following are answers to some of the questions that you, as a holder of our Floating Rate Contingent Convertible Senior Notes due 2024, may have. We urge you to read the remainder of this offer to purchase carefully because the information in this summary term sheet is not complete. Additional important information is contained in the remainder of this offer to purchase.

Who is offering to buy my securities?

        We, Harrah's Operating Company, Inc., as successor to Caesars, are offering to purchase the notes. We are the successor to Caesars Entertainment, Inc., the original issuer of the notes, as a result of the merger of Caesars with and into us on June 13, 2005. See "Section 4—Certain Information Concerning the Offeror."

What securities are you seeking to purchase in the offer?

        We are offering to purchase any and all of the outstanding Floating Rate Contingent Convertible Senior Notes due 2024 (CUSIP Nos. 127687 AA9 and 127687 AB7). As of July 13, 2005, there were $375,000,000 aggregate principal amount of the notes outstanding. Caesars issued the notes under an indenture dated as of April 7, 2004 between Caesars and U.S. Bank National Association, as trustee, as supplemented by the first supplemental indenture thereto dated as of November 4, 2004 and the second supplemental indenture thereto dated as of June 13, 2005. Pursuant to the second supplemental indenture, we assumed all of Caesars' obligations under the notes and the indenture. See "Section 4—Certain Information Concerning the Offeror."

Why are you offering to purchase my securities?

        The indenture requires us to offer to purchase your notes as a result of the change of control of Caesars. A change of control of Caesars, as defined in the indenture, occurred on June 13, 2005 when Caesars merged with and into us. As a result of the merger, our 100% direct parent, Harrah's Entertainment, Inc., acquired all of the outstanding capital stock of Caesars. For more information about us and our parent, see "Section 4—Certain Information Concerning the Offeror."

How much are you offering to pay and what is the form of payment?

        Pursuant to the indenture, we are offering to purchase your notes at a purchase price in cash of 100% of the principal amount of the notes, plus accrued and unpaid interest (including liquidated damages, if any) to, but excluding, the payment date, currently scheduled to be August 15, 2005 unless the expiration time is extended or terminated. We estimate that on the currently scheduled payment date the purchase price, including all accrued and unpaid interest to, but excluding, the payment date will be approximately $1,003 per $1,000 principal amount of notes plus liquidated damages, if applicable. You will not have to pay any transfer taxes or fees or commissions on this amount. You may be required to pay commissions to your broker in connection with your tender of notes. See "Section 2—Terms of the Offer."

What are my conversion rights with respect to my notes?

        The notes are convertible, at your option, prior to the maturity date into cash, and in certain circumstances, into shares of Harrah's Entertainment, Inc.'s common stock (referred to as "HET common stock") upon the occurrence of any of the following events:

  •
  if during any fiscal quarter commencing after the date of original issuance of the notes, the closing sale price of HET's common stock over a specified number of trading days during the previous quarter is more than 120% of the conversion price (described below) of the notes on the last trading-day of the previous quarter;

  •
  if we have called the particular notes for redemption on or after April 2, 2009 and the redemption has not yet occurred;

  •
  during the five trading-day period immediately after any five consecutive trading-day period in which the trading price of the notes per $1,000 principal amount for each day of such period was less than 95% of the product of the closing sale price of HET's common stock on such day multiplied by the conversion rate (described below) on such day; or

  •
  upon the occurrence of specified corporate transactions. See "Section 6—Conversion Rights With Respect to the Notes."

        Holders may convert any outstanding notes into cash, and in certain circumstances, shares of HET's common stock at the conversion price per share of $66.85. This represents a conversion rate of approximately 14.57 shares of HET common stock per $1,000 principal amount of notes. Subject to certain exceptions described in the "Description of the Notes" section included in the Registration Statement on Form S-3 initially filed by Caesars with the Securities and Exchange Commission, or SEC, on May 19, 2004 and incorporated herein by reference, at the time notes are tendered for conversion, the conversion value of the cash and shares of HET's common stock, if any, to be received by a holder converting $1,000 principal amount of the notes will be determined by multiplying the conversion rate by the ten day average closing stock price. The ten day average closing stock price equals the average of the closing per share price of HET's common stock on the NYSE on the ten consecutive trading days beginning on the second trading-day following the day the notes are submitted for conversion. We will deliver the conversion value to holders as follows: (1) an amount in cash, which we call the principal return, equal to the lesser of (a) the aggregate conversion value of the notes to be converted and (b) the aggregate principal amount of the notes to be converted; and (2) if the aggregate conversion value of the notes to be converted is greater than the principal return, an amount in shares determined as set forth below, which we call the net shares, equal to the aggregate conversion value less the principal return. We will pay the principal return and deliver the net shares, if any, as promptly as practicable after determination of the difference between the conversion value and the principal return. The number of net shares to be paid will be determined by dividing the amount by which the conversion value exceeds the principal return by the ten day average closing stock price. HET's common stock is listed on the NYSE under the symbol "HET." On July 12, 2005, the closing sale price of HET's common stock on the NYSE was $75.33 per share.

If I do not tender, will I continue to be able to exercise my conversion rights?

        Yes. Provided that you do not submit your notes for purchase, your conversion rights will not be affected. See "Section 6—Conversion Rights With Respect to the Notes."

What is the market value of the notes?

        There is no established reporting or trading system for the notes; however, the notes currently are traded over-the-counter or on the PORTAL Market of the Nasdaq Stock Market. Accordingly, there is no practical way to determine the trading history of the notes. We believe that trading in the notes has been limited and sporadic. See "Section 5—Price Range of Notes and Common Stock; Dividends."

Do you have the financial resources to make payment?

        We intend to fund our purchase of the notes from available cash on hand and/or with borrowings under our credit facility. See "Section 11—Source and Amount of Funds."

How long do I have to tender in the offer?

        You have until 5:00 p.m., Eastern time, on August 12, 2005 unless we extend or earlier terminate the offer, to tender your notes in the offer. See "Section 2—Terms of the Offer" and "Section 8—Expiration, Extension, Amendment or Termination of the Offer."

Are there any conditions to the offer?

        We are offering to purchase all outstanding notes. The offer is not conditioned upon the tender of a minimum amount of notes or subject to any financing condition. The only conditions to this offer are the timely and proper delivery and tender of notes in accordance with the terms of this offer. See "Section 12—Conditions of the Offer."

How do I tender my notes?

        To tender your notes for purchase pursuant to the offer, you must tender the notes through the transmittal procedures of DTC no later than 5:00 p.m., Eastern time, on August 12, 2005.

  •
  Holders whose notes are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee if such holder desires to tender its notes and instruct such nominee to tender the notes on the holder's behalf through the transmittal procedures of DTC on or before the expiration time.

  •
  Holders who are DTC participants should tender their notes electronically through DTC's Automated Tenders over the Participant Terminal System, subject to the terms and procedures of that system on or before the expiration time.

        By tendering your notes through the transmittal procedures of DTC, you agree to be bound by the terms of the offer. See "Section 9—Procedures for Tendering Notes."

Can the offer be extended, and under what circumstances?

        Yes. We have the right to extend the offer at any time by giving written notice to the paying agent. However, in accordance with the indenture, we must purchase any validly tendered notes that have not been validly withdrawn by August 29, 2005. We will publicly announce any extension no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled expiration of the offer. Without limiting the manner in which we may choose to make any public announcement, we shall be under no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a release to the Dow Jones News Service. See "Section 8—Expiration, Extension, Amendment or Termination of the Offer."

Until what time can I withdraw previously tendered notes?

        You can withdraw previously tendered notes at any time until the expiration time, 5:00 p.m., Eastern time, on August 12, 2005 unless we extend the offer, in which case you may withdraw your notes at any time prior to the new expiration time. See "Section 10—Withdrawal of Tenders."

How do I withdraw previously tendered notes?

        To withdraw notes validly tendered in the offer, you must withdraw the notes through the procedures of DTC prior to the expiration time. You may not rescind a withdrawal of tendered notes. However, you may retender your notes by following the proper tender procedures. See "Section 9—Procedures for Tendering Notes" and "Section 10—Withdrawal of Tenders."

If I tender, when will I receive payment for the notes?

        We will accept for payment notes validly tendered prior to the expiration of the offer and not validly withdrawn subject to the conditions of the offer (including the terms and conditions of any extension or amendment hereto). Promptly after the expiration time, we will pay the purchase price for all notes validly tendered and not withdrawn under the offer. See "Section 2—Terms of the Offer."

If my notes are purchased in the offer, when will interest cease to accrue on them?

        Unless we default in making payment of the purchase price, interest (including liquidated damages, if any) on the notes we purchase from you will cease to accrue on the date the notes are accepted for payment.

What will happen to notes not tendered in the offer?

  •
  Any notes that remain outstanding after consummation of the offer will continue to be our obligations and will enjoy the benefits of the indenture governing the notes, including the accrual of interest. You also will continue to have the right convert the notes (assuming satisfaction of the conversion conditions) into cash, and in certain circumstances, shares of HET common stock. The other terms and conditions governing the notes, including the covenants and other protective provisions contained in the applicable indenture governing the notes, will remain unchanged.

  •
  To the extent that the notes are purchased pursuant to this offer to purchase, the trading markets for the notes that remain outstanding may become more limited. As a result, the market price for the remaining notes may decrease or become more volatile.

  •
  Whether or not the offers are consummated, we or any of our affiliates, from time to time, may acquire notes otherwise than pursuant to the offer, through various means upon such terms and at prices that may be higher or lower than the prices to be paid pursuant to this offer to purchase, and could be for cash or other consideration.

What is the consent solicitation with respect to the notes?

        On July 8, 2005, we commenced a solicitation of consents to amend the indentures governing the senior and senior subordinated notes that we assumed in connection with our merger with Caesars, including the notes hereunder. We are seeking consents from holders of such senior and senior subordinated notes to approve proposed amendments to the information reporting covenants in each of the indentures to allow the consolidated annual audited financial statements of Harrah's Entertainment Inc. (referred to as "HET") and its subsidiaries, and the periodic and other reports filed by HET with the SEC, to satisfy any requirement for us to deliver consolidated annual audited financial statements and such periodic and other reports to the respective trustee. The amendments to the indentures require the approval of at least a majority in aggregate principal amount of each series of such senior and senior subordinated notes. As described in the prospectus that accompanied the consent solicitation statement, dated July 8, 2005, upon completion of the consent solicitation, HET will issue full and unconditional guarantees of each series of such senior notes (including the notes hereunder) on a senior basis and each series of such senior subordinated notes on a senior subordinated basis on the condition that the required consents are obtained prior to the expiration time of the consent solication and each and every supplemental indenture is entered into with the respective trustee effecting the amendments and the guarantees.

Do I have to pay a commission if I tender my notes?

        No commissions are payable by holders of the notes, except you may be required to pay commissions to your broker in connection with your tender of notes. See "Section 2—Terms of the Offer."

What are the material federal income tax consequences to me if I tender?

        The sale of notes pursuant to the offer will be a taxable event for U.S. federal income tax purposes. See "Section 13—Material U.S. Federal Income Tax Consequences."

Who can I talk to if I have questions about the offer?

        You may contact the paying agent at the address and telephone and facsimile numbers set forth on the cover of this offer to purchase if you have any questions or requests for assistance.

Are you making any recommendation about the offer?

        No. We do not make, and none of our directors or affiliates makes, any recommendation as to whether holders should tender their notes pursuant to the offer. Holders should determine whether or not to accept the offer based upon their own assessment of current market value, liquidity needs and investment objectives. See "Section 2—Terms of the Offer."

DOCUMENTS INCORPORATED BY REFERENCE

        We incorporate by reference the information HET files with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this offer to purchase, and information that we file later with the SEC will automatically update and supersede this information. Any statement contained in a document incorporated by reference shall be deemed to be modified or superseded for purposes of this offer to purchase to the extent that a statement contained in this offer to purchase modifies or replaces that statement. We incorporate by reference the documents of HET, Caesars and Horseshoe Gaming Holding Corp. listed below (including all exhibits thereto, in each case, as applicable).

            (i)  our Tender Offer Statement on Schedule TO filed with the SEC on July 13, 2005;

           (ii)  the section titled "Description of the Notes" in Caesars' Registration Statement on Form S-3 filed with the SEC on May 19, 2004 (as amended by Amendment No. 1 thereto filed on November 4, 2004) (Registration No. 333-115641);

          (iii)  Harrah's Entertainment's Annual Report on Form 10-K for the year ended December 31, 2004;

          (iv)  Harrah's Entertainment's Quarterly Report on Form 10-Q for the quarter ended March 31, 2005;

           (v)  Harrah's Entertainment's Proxy Statement on Schedule 14A dated March 3, 2005;

          (vi)  Harrah's Entertainment's Current Reports on Form 8-K dated July 16, 2004 (as amended by Form 8-K/A filed on September 2, 2004), March 7, 2005, March 11, 2005, April 26, 2005, April 27, 2005, May 2, 2005, May 20, 2005, May 24, 2005, June 3, 2005, June 8, 2005, June 10, 2005, June 13, 2005, June 17, 2005, June 20, 2005, June 23, 2005 and July 8, 2005;

         (vii)  Horseshoe Gaming Holding Corp.'s Annual Report on Form 10-K for the year ended December 31, 2003;

        (viii)  Caesars' Annual Report on Form 10-K for the year ended December 31, 2004; and

          (ix)  Caesars' Quarterly Report on Form 10-Q for the quarter ended March 31, 2005.

        In addition, we will file an amendment to the Schedule TO to incorporate by reference into the offer to purchase all documents filed by HET pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, after the date hereof and prior to the expiration time.

        You may request a free copy of these filings by writing or telephoning us at the following address:

Harrah's Entertainment, Inc.
One Harrah's Court
Las Vegas, Nevada 89119
Telephone number: (702) 407-6000
Attn: Corporate Secretary

        In addition, you may obtain copies of the information relating to Harrah's Entertainment, without charge, by sending an e-mail to investors@harrahs.com. You may obtain copies of some of this information by making a request through our investor relations website at http://investor.harrahs.com.

AVAILABLE INFORMATION

        Our parent, HET, files annual, quarterly and special reports, proxy statements, and other documents with the SEC under the Exchange Act. HET's SEC filings are available to the public at its website at www.harrahs.com and the SEC's website at http://www.sec.gov. You may also read and copy any document we file at the SEC's Public Reference Room located at:

Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549
202-942-7040

        You may obtain information regarding the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330 (1-800-732-0330).

        In addition, because HET's common stock is listed on the NYSE, you may read our reports, proxy statements, and other documents at the offices of the NYSE at 20 Broad Street, New York, New York 10005.

        We have filed with the SEC a Tender Offer Statement on Schedule TO, pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 promulgated thereunder, furnishing certain information with respect to the offer. The Tender Offer Statement on Schedule TO, together with any exhibits and any amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as set forth above.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This offer to purchase and the other documents incorporated by reference into this offer to purchase contain or may contain "forward-looking statements." These statements can be identified by the fact that they do not relate strictly to historical or current facts. We have based these forward looking statements on our current expectations about future events. Further, statements that include the words such as "may," "project," "might," "expect," "believe," "anticipate," "intend, "could," "would," "estimate," "continue" or "pursue," or the negative of these words or other words or expressions of similar meaning may identify forward-looking statements. These forward-looking statements are found at various places throughout this offer to purchase and the other documents incorporated by reference. These forward-looking statements, including, without limitation, those relating to future actions, new projects, strategies, future performance, the outcome of contingencies such as legal proceedings and future financial results, in each case relating to us, wherever they occur in this offer to purchase or the other documents incorporated by reference herein, are necessarily estimates reflecting the best judgment of our management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in this offer to purchase and incorporated by reference into this offer to purchase. In addition to the risk factors identified elsewhere and incorporated by reference into this offer to purchase, important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, without limitation:

  •
  the effects of local and national economic, credit and capital market conditions on the economy in general, and on the gaming and hotel industry in particular;

  •
  construction factors, including delays, increased cost for labor and materials, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters and building permit issues;

  •
  the effects of environmental and structural building conditions relating to our properties;

  •
  the ability to timely and cost-effectively integrate Caesars and Horseshoe Gaming Holding Corp. into our operations;

  •
  access to available and feasible financing on a timely basis;

  •
  the ability of purchasers of any of our assets subject to sale agreements to close the purchase on a timely basis;

  •
  changes in laws, including increased tax rates, regulations or accounting standards, third-party relations and approvals, and decisions of courts, regulators and governmental bodies;

  •
  litigation outcomes and judicial actions, including gaming legislative action, referenda and taxation;

  •
  the ability of customer-tracking, customer loyalty and yield-management programs to continue to increase customer loyalty and same store or hotel sales;

  •
  the ability to recoup costs of capital investments through higher revenues;

  •
  acts of war or terrorist incidents;

  •
  abnormal gaming holds; and

  •
  the effects of competition, including locations of competitors and operating and market competition.

        You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this offer to purchase or, in the case of documents incorporated by reference, as of the date of those documents. We do not undertake any obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this offer to purchase or to reflect the occurrence of unanticipated events, except as required by law.

Section 1. Introduction.

        We are offering, upon the terms and subject to the conditions of the offer, to purchase any or all of our outstanding Floating Rate Contingent Convertible Senior Notes due 2024 at a price in cash equal to 100% of the principal amount of the notes, plus accrued and unpaid interest (including liquidated damages, if any) to but excluding the date the notes are purchased.

        This offer to purchase is being sent to you pursuant to Section 3.09(b) of the indenture and constitutes the "Company Change in Control Repurchase Notice" referenced therein. Section 3.09 of the indenture provides that following a change of control of Caesars, each holder of the notes will have the right to have all of its notes, or any portion of the principal amount thereof that is an integral multiple of $1,000, purchased at the purchase price. A change of control as defined in the indenture occurred on June 13, 2005 as a result of the consummation of the merger of Caesars with and into us. In connection with the merger, we assumed the obligations under the notes and the indenture, including the obligation to make this offer.

        The offer will expire at the expiration time, which is 5:00 p.m., Eastern time, on August 12, 2005 unless extended or earlier terminated. If notes are accepted for payment pursuant to the offer, only holders of notes who validly tender their notes pursuant to the offer at or prior to the expiration time will receive the purchase price. Notes tendered in the offer may be withdrawn at any time prior to such date and time.

        In the event that we withdraw the offer or otherwise do not complete the offer for any reason, the purchase price will not be paid or become payable to holders of notes who have tendered their notes. In such event, the paying agent will return tendered notes to the tendering holders promptly following the termination or withdrawal of the offer.

        Subject to applicable securities laws and the terms set forth in the indenture and in the offer, we reserve the right to extend or otherwise to amend the offer in any respect. However, in accordance with the indenture, we must purchase any validly tendered notes that have not been validly withdrawn by August 29, 2005. Any extension, amendment or termination will be followed as promptly as practicable by public announcement thereof, the announcement in the case of an extension of the offer to be issued no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled expiration time. Without limiting the manner in which any public announcement may be made, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service. See "Section 8—Expiration, Extension, Amendment or Termination of the Offer."

        Subject to applicable securities laws, we expressly reserve the absolute right, in our sole discretion, from time to time to purchase any notes that are not tendered or accepted in the offer, through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon terms that may or may not differ materially from the terms of the offer.

        THIS OFFER TO PURCHASE CONTAINS IMPORTANT INFORMATION WHICH YOU SHOULD READ BEFORE MAKING A DECISION WITH RESPECT TO THE OFFER.

        WE DO NOT MAKE, AND NONE OF OUR DIRECTORS OR AFFILIATES MAKES, ANY RECOMMENDATION AS TO WHETHER HOLDERS SHOULD TENDER THEIR NOTES PURSUANT TO THE OFFER.

Section 2. Terms of the Offer.

        Upon the terms and subject to the conditions of the offer, we are offering to purchase for cash any and all of the outstanding notes at a price in cash equal to 100% of the principal amount of the notes, plus accrued and unpaid interest (including liquidated damages, if any) to but excluding the date the notes are purchased. We estimate that on the currently scheduled payment date the purchase price, including all accrued and unpaid interest to, but excluding, the payment date will be approximately $1,003 per $1,000 principal amount of notes plus liquidated damages, if applicable. You will not be required to pay any commission in connection with the offer, except for commissions you may need to pay your broker in connection with your tender of notes.

        You may tender, and we will only accept, notes tendered in denominations of $1,000 principal amount and integral multiples thereof. We will accept for payment, upon the terms and subject to the conditions of the offer, all notes validly tendered in accordance with the procedures set forth in "Section 9—Procedures for Tendering Notes" and not withdrawn in accordance with the procedures set forth in "Section 10—Withdrawal of Tenders" at or prior to the expiration time. Each tendering holder of notes whose notes are accepted for payment pursuant to the offer will receive the same consideration therefor, per $1,000 principal amount thereof, as all other holders of notes whose tenders are accepted.

        We and our affiliates, including our executive officers and directors, will be prohibited under applicable federal securities laws from repurchasing additional notes outside of the offer until at least the 10th business day after the expiration time. Following such time, if any notes remain outstanding, we may purchase additional notes in the open market, in private transactions, through a subsequent tender offer, or otherwise, any of which may be consummated at purchase prices higher or lower than that offered in the offer, or which may be made for cash or other consideration. The decision to purchase additional notes, if any, will depend upon many factors, including the market price of the notes, the results of the offer, the business and financial position of our company, and general economic and market conditions. Any such purchase may be on the same terms or on terms more or less favorable to holders than the terms of the offer as described in this offer to purchase.

Section 3. Purpose of the Offer.

        The indenture requires us to offer to purchase your notes following a change of control of Caesars. A change of control of Caesars, as defined in the indenture, occurred on June 13, 2005 when Caesars merged with and into us. In connection with the merger, we assumed the obligations under the notes and the indenture, including the obligation to make this offer.

Section 4. Certain Information Concerning the Offeror.

        We are one of the leading casino entertainment providers in the world. HET's business is conducted through us, its wholly-owned subsidiary, which owns or manages through various subsidiaries 40 casinos in three countries with more than 3 million square feet of gaming space and more than 40,000 hotel rooms. Our casino entertainment facilities, operating primarily under the Harrah's, Caesars and Horseshoe brand names, include twenty land-based casinos, fourteen riverboat or dockside casinos, a combination greyhound racetrack and casino, a combination thoroughbred racetrack and casino and four managed casinos on Indian lands.

Section 5. Price Range of Notes and Common Stock; Dividends.

        There is no established reporting system or trading market for trading in the notes; however, we believe the notes currently are traded over-the-counter or on the PORTAL Market of the Nasdaq Stock Market. Accordingly, there is no practical way to determine the trading history of the notes. We believe that trading in the notes has been limited and sporadic. Following the consummation of the offer, we expect that notes not purchased in the offer will continue to be traded over-the-counter or on the PORTAL Market of the Nasdaq Stock Market; however, we anticipate that the trading market for the notes might be even more limited. A debt security with a smaller outstanding principal amount available for trading (a smaller "float") may command a lower price and trade with greater volatility than would a comparable debt security with a greater float. Consequently, our purchase of notes pursuant to the offer will reduce the float and may negatively impact the liquidity, market value and price volatility of the notes that remain outstanding following the offer. We cannot assure you that a trading market will exist for the notes following the offer. The extent of the market for the notes following consummation of the offer will depend upon, among other things, the remaining outstanding principal amount of the notes at such time, the number of holders of notes remaining at such time and the interest in maintaining a market in such notes on the part of securities firms.

        HET's common stock into which the notes are convertible (subject to the satisfaction of certain conversion conditions) is currently listed on the NYSE under the symbol "HET." The following table sets forth, for each period indicated, the high and low sale prices for HET's common stock as reported on the NYSE and the dividends per share paid during such periods.

	Common Stock Price
			Dividends on Common Stock (per share)
	High	Low
2003
Quarter ended March 31, 2003	$40.75	$30.30	$—
Quarter ended June 30, 2003	44.30	34.20	—
Quarter ended September 30, 2003	44.11	38.65	0.30
Quarter ended December 31, 2003	49.94	40.85	0.30
2004
Quarter ended March 31, 2004	$56.40	$48.90	$0.30
Quarter ended June 30, 2004	57.50	50.86	0.30
Quarter ended September 30, 2004	55.21	43.94	0.33
Quarter ended December 31, 2004	67.25	52.78	0.33
2005
Quarter ended March 31, 2005	$70.20	$61.72	$0.33
Quarter ended June 30, 2005	75.05	63.36	0.33
Quarter ended September 30, 2005 (through July 12, 2005)	75.99	71.55

        On July 12, 2005, the last reported sales price of HET's common stock on the NYSE was $75.33.

        WE URGE YOU TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE NOTES AND THE SHARES OF COMMON STOCK PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE OFFER.

        The declaration and payment of cash dividends on HET's common stock in the future and the amount thereof will depend upon HET's results of operations, financial condition, cash requirements, future prospects, limitations imposed by credit agreements or debt securities and other factors deemed relevant by its board of directors. We cannot assure you that cash dividends will continue to be declared and paid at historical levels or at all.

Section 6. Conversion Rights With Respect to the Notes.

        Holders may surrender notes for conversion into cash, and in certain circumstances, shares of HET's common stock prior to the maturity date in the following circumstances:

  •
  during any fiscal quarter commencing after the date of original issuance of the notes, if the common stock price for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading-day of the fiscal quarter preceding the quarter in which the conversion occurs is more than 120% of the conversion price (described below) in effect on that 30th trading-day;

  •
  if we have called the particular notes for redemption on or after April 20, 2009 and the redemption has not yet occurred;

  •
  during the five trading-day period immediately after any five consecutive trading-day period in which the trading price of $1,000 principal amount of the notes for each day of such five consecutive trading-day period was less than 95% of the product of the common stock price on such day multiplied by the conversion rate (described below) on such day; or

  •
  upon the occurrence of specified corporate transactions described in the section entitled "Description of the Notes" included in the Registration Statement on Form S-3 initially filed by Caesars with the SEC on May 19, 2004 and incorporated herein by reference (referred to as the "description of the notes").

        Upon the occurrence of any of the circumstances described above, holders may convert any outstanding notes into cash and shares of HET's common stock at a current conversion price per share of $68.65. This represents a conversion rate of approximately 14.57 shares of HET's common stock per $1,000 principal amount of notes. Subject to certain exceptions described in the description of the notes, once notes are tendered for conversion, the conversion value of the cash and shares of HET's common stock, if any, to be received by a holder converting $1,000 principal amount of the notes will be determined by multiplying the conversion rate by the ten day average closing stock price. The ten day average closing stock price will be the average of the closing per share prices of HET's common stock on the NYSE on the ten consecutive trading days beginning on the second trading-day following the day the notes are submitted for conversion.

        We will deliver the conversion value to holders as follows: (1) an amount in cash, referred to as the "principal return," equal to the lesser of (a) the aggregate conversion value of the notes to be converted and (b) the aggregate principal amount of the notes to be converted, (2) if the aggregate conversion value of the notes to be converted is greater than the principal return, an amount in whole shares, referred to as the "net shares," determined as set forth below, equal to such aggregate conversion value less the principal return, referred to as the "net share amount," and (3) an amount in cash in lieu of any fractional shares of common stock. We will pay the principal return and cash in lieu of fractional shares and deliver the net shares, if any, as promptly as practicable after determination of the net share amount. The number of net shares to be paid will be determined by dividing the net share amount by the ten day average closing stock price. In certain circumstances the conversion price will be subject to adjustment.

        In order to convert the notes into cash or, as applicable, shares of HET common stock:

  •
  a holder of notes in book-entry form must complete and deliver appropriate instructions in accordance with the indenture to the conversion agent; and

  •
  a holder of notes in definitive form must present the notes, a conversion notice and other required documentation to the conversion agent, and otherwise comply with the requirements of the indenture.

        Upon conversion of the notes, the holder will not receive any additional cash payment representing accrued but unpaid interest or liquidated damages, if any.

        For more information regarding the conversion rights with respect to the notes, or any of the other terms and conditions of the notes, please see the description of the notes.

Section 7. Acceptance of Notes for Payment.

        Upon the terms and subject to the conditions of the offer, the indenture and applicable law, we will accept for payment all notes validly tendered and not withdrawn prior to the expiration time on the business day immediately following the expiration time. For purposes of the offer, we will be deemed to have accepted for payment validly tendered notes (or defectively tendered notes with respect to which we have waived such defect) if, as and when we give oral or written notice thereof to the paying agent. Promptly after the expiration time, we will pay the purchase price for all notes validly tendered and not withdrawn under the offer. The payment date is currently scheduled to be August 15, 2005 unless the expiration time is extended or terminated. The paying agent will act as agent for tendering holders for the purpose of receiving payment from us and transmitting such payment to tendering holders. Unless we default in making payment of the purchase price, interest (including liquidated damages, if any) on the purchased notes will cease to accrue on the date the notes are accepted for payment. Under no circumstances will there be any further accrual of interest because of any delay in the transmission of funds to the holders of purchased notes or otherwise.

        We expressly reserve the right, in our sole discretion, to delay acceptance for payment of notes tendered under the offer or the payment for notes accepted for payment (subject to Rules 13e-4(f)(5) and 14e-1(c) under the Exchange Act, which require that we pay the consideration offered or return the notes deposited by or on behalf of the holders of notes promptly after the termination or withdrawal of the offer). We also expressly reserve the right, in our sole discretion, to terminate the offer in order to comply, in whole or in part, with any applicable law. In all cases, payment by the paying agent for notes accepted for payment pursuant to the offer to holders or beneficial owners will be made only after timely valid tenders of notes pursuant to the procedures set forth under "Section 9—Procedures for Tendering Notes."

        We will only accept tenders of notes pursuant to the offer in principal amounts equal to $1,000 or integral multiples thereof.

        If we do not accept tendered notes for payment for any reason pursuant to the terms and conditions of the offer, such notes will be credited to an account maintained at the book-entry transfer facility designated by the participant therein who so delivered such notes, promptly following the expiration time or the termination of the offer.

        We reserve the right to transfer or assign, in whole at any time or in part from time to time, to one or more of our affiliates, the right to purchase notes tendered pursuant to the offer, but any such transfer or assignment will not relieve us of our obligations under the offer or prejudice the rights of tendering holders to receive payments for notes validly tendered and accepted for payment pursuant to the offer.

Section 8. Expiration, Extension, Amendment or Termination of the Offer.

        The offer will expire at the expiration time, which is 5:00 p.m., Eastern time, on August 12, 2005 unless extended or earlier terminated.

        We expressly reserve the right, at any time or from time to time, subject to applicable law and the provisions of the indenture, (i) to extend the period of time during which the offer is open and thereby delay acceptance for payment of, and the payment for, the notes, by giving oral or written notice of such extension to the paying agent, (ii) to amend the offer in any respect by giving oral or written notice of such amendment to the paying agent and (iii) to terminate the offer. We will follow any extension, amendment or termination as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled expiration time. Without limiting the manner in which we may choose to make any public announcement, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service.

        If we extend the offer, or if, for any reason, the acceptance for payment of, or the payment for, notes is delayed or if we are unable to accept for payment or pay for notes pursuant to the offer, then, without prejudice to our rights under the offer, the paying agent may retain tendered notes on our behalf, and such notes may not be withdrawn except to the extent tendering holders are entitled to withdrawal rights as described in "Section 10—Withdrawal of Tenders." However, our ability to delay the payment for notes which we have accepted for payment is limited by Rules 13e-4(f)(5) and 14e-1(c) under the Exchange Act, which require that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of a tender offer.

        Any notes received by the paying agent that are not properly tendered and as to which the irregularities have not been cured or waived will be returned by the paying agent to the tendering holders promptly following the earlier to occur of the expiration time or the termination of the offer.

Section 9. Procedures for Tendering Notes.

        You will not be entitled to receive the purchase price for your notes unless you validly tender and do not withdraw your notes on or before the expiration time, which is 5:00 p.m., Eastern time, on August 12, 2005. Only registered holders are authorized to tender their notes for purchase. You may tender some or all of your notes; however, any notes tendered must be in $1,000 principal amount or an integral multiple thereof. If you do not validly tender your notes on or before the expiration time, your notes will remain outstanding subject to the existing terms of the indenture and the notes.

        Method of Tendering Notes.    The trustee under the indenture has informed us that, as of the date of this offer to purchase, all custodians and beneficial holders of the notes hold the notes through DTC accounts and that there are no certificated notes in non-global form. Accordingly, all notes tendered for purchase hereunder must be delivered through DTC's Automatic Tenders over the Participant Terminal System, or PTS. Delivery of notes and all other required documents, including delivery and acceptance through PTS, is at the election and risk of the person tendering notes.

        Agreement to be Bound by the Terms of the Offer.    By tendering your notes through PTS, you acknowledge and agree as follows:

  •
  pursuant to the offer, such notes shall be purchased as of the date the notes are accepted for purchase pursuant to the terms and conditions of the indenture and the notes, and that under the indenture notes must be surrendered to the paying agent to collect payment of the purchase price;

  •
  you agree to all of the terms of the offer;

  •
  you have received this offer to purchase and acknowledge that it provides the notice required by the indenture;

  •
  upon the terms and subject to the conditions of the offer, and effective upon the acceptance for payment thereof, you

  •
  irrevocably surrender, sell, assign and transfer to us, all right, title and interest in and to all the notes tendered and so accepted for payment,

  •
  waive any and all rights with respect to the notes (including without limitation any existing or past defaults and their consequences in respect of the notes and the indenture),

  •
  release and discharge us and our directors, officers, employees and affiliates from any and all claims you may have now, or may have in the future arising out of, or related to, the notes, including, without limitation, any claims that you are entitled to receive additional principal or interest payments with respect to the notes or to participate in any conversion, redemption or defeasance of the notes and

    •
    irrevocably constitute and appoint the paying agent as your true and lawful agent and attorney-in-fact with respect to any such tendered notes, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to

    (a)
    transfer ownership of such notes, on the account books maintained by DTC, together, in any such case, with all accompanying evidences of transfer and authenticity, to us,

    (b)
    present such notes for transfer on the relevant security register and

    (c)
    receive all benefits or otherwise exercise all rights of beneficial ownership of such notes

      (except that the paying agent will have no rights to, or control over, funds from us, except as our agent, for the purchase price of any tendered notes that are purchased by us), all in accordance with the terms set forth in this offer to purchase;

  •
  you represent and warrant that you (i) own the notes tendered and are entitled to tender such notes and (ii) have full power and authority to tender, surrender, sell, assign and transfer the notes tendered and that when such notes are accepted for payment by us, we will acquire good title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim or right;

  •
  you agree, upon request from us, to execute and deliver any additional documents deemed by the paying agent or us to be necessary or desirable to complete the sale, assignment and transfer of the notes tendered;

  •
  you understand that all notes properly tendered and not validly withdrawn prior to expiration time will be purchased at the purchase price, in cash, subject to the terms and conditions of the offer;

  •
  payment for notes purchased pursuant to this offer to purchase will be made by deposit of the purchase price for notes with the paying agent, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you;

  •
  tenders for notes may be withdrawn prior to the expiration time by following the procedures "Section 10—Withdrawal of Tenders";

  •
  all authority conferred or agreed to be conferred pursuant to the terms of the offer hereby shall survive your death or incapacity and every one of your obligation and shall be binding upon your heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and other legal representatives;

  •
  the tender, delivery and surrender of the notes is not effective, and the risk of loss of the notes does not pass to the paying agent, until receipt by the paying agent of any and all evidences of authority and any other required documents in form satisfactory to us; and

  •
  all questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any notes pursuant to the procedures described in this offer to purchase and the form and validity (including time of receipt of notices of withdrawal) of all documents will be determined by us, in our sole direction, which determination shall be final and binding on all parties.

        Tender of Notes Held Through a Custodian.    If your notes are held by a broker, dealer, commercial bank, trust company or other nominee, you must contact such nominee if you desire to tender your notes and instruct such nominee to tender your notes for purchase on your behalf through the transmittal procedures of DTC as set forth below under the caption "—Tender of Notes in Global Form" on or prior to the expiration time.

        Tender of Notes in Global Form.    If you are a DTC participant, you may elect to tender to us your beneficial interest in the notes by:

  •
  delivering to the paying agent's account at DTC through DTC's book-entry system your beneficial interest in the notes on or prior to the expiration time; and

  •
  electronically transmitting your acceptance of the offer through DTC's PTS, subject to the terms and procedures of that system on or prior to expiration time.

        In tendering through PTS, the electronic instructions sent to DTC by you or by a broker, dealer, commercial bank, trust company or other nominee on your behalf, and transmitted by DTC to the paying agent, will acknowledge, on behalf of DTC and you, receipt by you of and agreement to be bound by the terms of the offer, including those set forth above under the caption "—Agreement to be Bound by the Terms of the Offer."

Section 10. Withdrawal of Tenders.

        You may withdraw your tendered notes at any time prior to the expiration time but not thereafter, except as set forth below. In addition, you may withdraw tendered notes if we terminate the offer without purchasing any notes. If we terminate the offer or do not purchase any notes in the offer, we will instruct the paying agent to return your tendered notes to you promptly following the earlier of such termination or the expiration time, without cost or expense to you. You may also withdraw tendered notes if we have not yet accepted them for payment, after September 8, 2005, the expiration of 40 business days from the date of this offer to purchase. We will not pay any consideration in respect of notes that are withdrawn from the offer.

        If, for any reason whatsoever, acceptance for payment of, or payment for, any notes tendered pursuant to the offer is delayed (whether before or after our acceptance for payment of notes) or we are unable to accept for payment or pay for the notes tendered pursuant to the offer, we may (without prejudice to our rights set forth herein) instruct the paying agent to retain tendered notes (subject to the right of withdrawal in certain circumstances and subject to Rules 13e-4(f)(5) and 14e-1(c) under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the investor promptly after the termination or withdrawal of a tender offer).

        For a withdrawal of a tender of notes to be effective, a "request message" as defined below must be received by the paying agent prior to the expiration time, or after August 12, 2005, if the notes have not already been accepted for payment by us. DTC participants may electronically transmit a request for withdrawal to DTC. DTC will then edit the request and send a request message to the paying agent. The term "request message" means a message transmitted by DTC and received by the paying agent, which states that DTC has received a request for withdrawal from a DTC participant and identifies the notes to which such request relates. If the notes to be withdrawn have been delivered or otherwise identified to the paying agent, a timely a request message is effective immediately upon receipt thereof, even if physical release is not yet effected.

        Any notes properly withdrawn will be deemed to be not validly tendered for purposes of the offer. Withdrawn notes may be re-tendered by following one of the procedures described in "Section 9—Procedures for Tendering Notes," at any time at or prior to the expiration time.

        Withdrawal of notes can be accomplished only in accordance with the foregoing procedures.

        If you tender your notes in the offer, you may convert your notes into HET's common stock only if you withdraw your notes prior to the time at which your right to withdraw has expired. The notes are convertible into shares of common stock as described in "Section 6—Conversion Rights With Respect to the Notes."

        All questions as to the form and validity (including time of receipt) of notices of withdrawal, including a request message, will be determined by us, in our sole discretion (and our determination shall be final and binding). Neither we, the paying agent, the trustee nor any other person will be under any duty to give notification of any defects or irregularities in any request message or incur any liability for failure to give any such notification.

Section 11. Source and Amount of Funds.

        The total amount of funds we need to purchase all of the notes pursuant to the offer and to pay related fees and expenses is estimated to be approximately $376,230,000 (assuming 100% of the outstanding principal amount of notes are tendered and accepted for payment). We intend to fund our purchase of the notes from available cash on hand and/or with borrowings under our credit facility.

        Our credit facility under our second amended and restated credit agreement, dated as of January 31, 2005, among HET, as guarantor, us, as borrower, the lenders, syndication agent and co-documentation agents named therein, Bank of America, N.A., as administrative agent, and Banc of America Securities LLC and Wells Fargo Bank, National Association, as joint lead arrangers and joint book managers, provides for up to $4.0 billion in borrowings (which may be increased to a borrowing capacity of $5 billion), maturing on April 23, 2009. The credit agreement provides for two interest rate options, a LIBOR rate and a prime rate, to which a margin and a facility fee are added that are based on our debt ratings and leverage ratio. Interest rates under the credit agreement are subject to change. Prior to the commencement of the offer, there was approximately $1.743 billion of borrowing capacity available to us under the credit agreement, subject to satisfaction of conditions to borrowing.

Section 12. Conditions of the Offer.

        There are no conditions to this offer except for the timely and proper delivery and tender of notes in accordance with the terms of this offer.

Section 13. Certain United States Federal Income Tax Consequences.

        The following discussion describes the material U.S. federal income tax consequences to holders whose notes are purchased pursuant to the offer. This discussion is not a complete analysis of all potential U.S. federal income tax consequences, nor does it address any tax consequences arising under any state, local or foreign tax laws or any other U.S. federal tax laws. This discussion is based on the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service, all as in effect as of the date of this offer to purchase. These authorities may change, possibly retroactively, resulting in U.S. federal income tax consequences different from those discussed below. No ruling has been or will be sought from the IRS with respect to the matters discussed below, and there can be no assurance that the IRS will not take a contrary position regarding the tax consequences of the purchase of notes from a holder pursuant to the offer, or that any such contrary position would not be sustained by a court.

        This discussion is limited to holders who hold the notes as capital assets within the meaning of Code Section 1221 (generally, property held for investment). This discussion does not address all U.S. federal income tax considerations that may be relevant to a particular holder in light of that holder's particular circumstances. This discussion also does not consider any specific facts or circumstances that may be relevant to holders subject to special rules under the U.S. federal income tax laws, including U.S. expatriates, partnerships and other pass-through entities, "controlled foreign corporations," "passive foreign investment companies," corporations that accumulate earnings to avoid U.S. federal income tax, financial institutions, insurance companies, brokers, dealers or traders in securities, commodities or currencies, tax-exempt organizations, tax-qualified retirement plans, persons subject to the alternative minimum tax, and persons holding the notes as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment.

        YOU SHOULD CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO YOU OF THE SALE OF YOUR NOTES PURSUANT TO THE OFFER, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL OR FOREIGN TAX LAWS, OR ANY OTHER U.S. FEDERAL TAX LAWS.

        As used in this discussion, a U.S. holder is any beneficial owner of notes who or that for U.S. federal income tax purposes is or is treated as:

  •
  an individual citizen or resident of the United States;

  •
  a corporation or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

  •
  a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more U.S. persons or (2) has validly elected to be treated as a U.S. person for U.S. federal income tax purposes.

        A non-U.S. holder is any beneficial owner of notes who or that is not a U.S. holder or a partnership for U.S. federal income tax purposes

        If a partnership or other entity taxable as a partnership holds the notes, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. Accordingly, partnerships that hold notes and partners in such partnerships are urged to consult their tax advisors as to the tax consequences to them of the sale of their notes pursuant to the offer.

        U.S. Holders.    Subject to the discussion below of the possible application of the contingent payment debt regulations (the "CPDI regulations"), a U.S holder of a note sold pursuant to the offer will recognize gain or loss equal to the difference between the amount of cash received (other than amounts received with respect to unpaid accrued interest, which generally will be taxed as ordinary income to the extent the holder has not previously included the interest in income) and such holder's adjusted tax basis in the note. Except for holders of notes that were acquired with market discount, such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holder's holding period in the note is more than one year as of the date of sale. Long-term capital gains of non-corporate U.S. holders are subject to tax at a reduced rate. The deductibility of capital losses is subject to limitation.

        Holders that tender notes that were acquired with market discount will be required to treat any gain recognized upon the sale of such notes as ordinary income, rather than capital gain, to the extent of accrued market discount not previously included in income with respect to the notes. If, as discussed below, the merger resulted in a deemed exchange of "old" notes for "new" notes, a holder will be treated as having acquired a note with market discount if the holder's initial tax basis in a "new" note is less than (i) the revised issue price of the new note at the time of acquisition if the new notes are treated as issued with original issue discount ("OID") or (ii) the principal amount of the new notes if the new notes are not treated as issued with OID and, in either case, the difference is greater than a statutorily defined de minimis amount. If the merger did not result in a deemed exchange of the notes, a holder will be treated as having acquired a note with market discount if the holder's initial tax basis in the note is less than its principal amount by more than a statutorily defined de minimis amount. If a holder elects to include market discount in income as the discount accrues, then the holder's tax basis in a note will be increased by the amount of market discount accrued.

        Our assumption of the notes, or the change in conversion rights of the notes from the right to convert into Caesars common stock to the right to convert into HET common stock, as a result of the merger of Caesars with and into us may be considered a "significant modification" of the notes for U.S. federal income tax purposes. Under applicable Treasury Regulations, the significant modification of a debt instrument will result in a deemed exchange of the "old" debt instrument for a "new" debt instrument upon which gain or loss may be recognized in certain circumstances. A modification of a debt instrument is significant if the modified instrument differs materially either in kind or extent from the original debt instrument.

        If the merger resulted in a deemed exchange of the notes, any such deemed exchange should have qualified for non-recognition treatment, with gain being recognized only to the extent that the "principal amount" (as determined for purposes of Section 354 of the Internal Revenue Code) of the "new" notes deemed received exceeded the "principal amount" (as determined for purposes of Section 354 of the Internal Revenue Code) of the "old" notes deemed surrendered in exchange therefor. As a result, a holder's initial tax basis in a note following the merger would be the same as such holder's tax basis in the note deemed to have been surrendered in exchange therefor, increased by the amount of any gain recognized on the deemed exchange, and a holder's holding period in a note following the merger would include the period during which the holder held the note deemed to have been surrendered in exchange therefor. If the merger did not result in a deemed exchange of the notes, a holder's tax basis and holding period in the notes held at the time of the merger would be unchanged by the merger. In either case, if a holder purchased a note after the merger, the holder's initial tax basis in the note generally will be the cost thereof, and the holder's holding period in the note will begin on the day after its acquisition date.

        If the merger resulted in a deemed exchange of the notes, the new notes will be treated as having been issued with OID if the principal amount of the new notes exceeded their issue price by more than a statutorily defined de minimis amount. The issue price of the new notes would be their fair market value at the time of the merger if either the old notes or new notes are "publicly traded" for purposes of the applicable Treasury Regulations. If neither the old notes nor the new notes are publicly traded, the new notes will be treated as having been issued with OID if their imputed principal amount is less than their stated principal amount at the time of the merger. Generally, a U.S. holder of a note with OID would be required to include OID in income as it accrues, regardless of the holder's regular method of accounting, and the holder's tax basis in the note generally would be increased by the amount of OID accrued.

        Whether or not the merger resulted in a deemed exchange of the notes, if a holder's initial tax basis in a note exceeded the principal amount of the note, such holder will be treated as having acquired a note with amortizable bond premium and will not be required to include OID (if any) in income. A holder that acquires a note with amortizable bond premium can elect to amortize the premium over the remaining term of the note to the extent such premium is not attributable to the note's conversion right, and the holder's tax basis in the note generally will be reduced by the amount of amortized bond premium.

        If new notes are deemed to be issued as a result of the merger and the new notes are subject to the CPDI regulations, then any gain generally will be treated as interest income, and any loss will be treated as ordinary loss to the extent of prior net OID inclusions with respect to the notes since the merger, with any remaining loss being treated as capital loss. Under the CPDI regulations, if a holder's initial tax basis in a new note is equal to the note's adjusted issue price at the time of acquisition, then the holder's initial tax basis would be increased by previously accrued OID (determined without regard to any adjustments to interest accruals under the CPDI regulations) and reduced by the amount of any noncontingent payments and the projected amount of any contingent payments previously scheduled to be made on the note. If a holder's initial tax basis in a note is greater (less) than the note's adjusted issue price at the time of acquisition, the amount of the difference must be reasonably allocated to the daily portions of interest or projected payments over the remaining term of the note, and the amount allocated is treated as a negative (positive) adjustment that decreases (increases) the holder's tax basis in the note.

        Non-U.S. Holders.    Subject to the discussion below of the possible application of the CPDI regulations, a non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized upon the purchase of their notes pursuant to this offer unless:

  •
  the gain is effectively connected with the non-U.S. holder's conduct of a trade or business in the United States, or if required by an applicable tax treaty, attributable to a permanent establishment maintained by the non-U.S. holder in the United States; or

  •
  the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met.

        Unless an applicable tax treaty provides otherwise, gain described in the first bullet point above will be subject to U.S. federal income tax on an net income basis in the same manner as if such holder were a resident of the United States. Non-U.S. holders that are foreign corporations also may be subject to a branch profits tax equal to 30% (or such lower rate specified by an applicable tax treaty) of a portion of its effectively connected earnings and profits for the taxable year. Non-U.S. holders are urged to consult any applicable tax treaties that may provide for different rules.

        Gain described in the second bullet point above will be subject to U.S. federal income tax at a flat 30% rate, but may be offset by U.S. source capital losses.

        If new notes are deemed to be issued as a result of the merger and the new notes are subject to the CPDI regulations, then any gain generally will be treated as interest income that should be subject to U.S. federal withholding tax at a 30% rate (or such lower rate specified by an applicable tax treaty) unless the requirements of the portfolio interest rules are met.

        Under the Foreign Investment in Real Property Tax Act ("FIRPTA"), any gain to a non-U.S. holder upon our purchase of their notes also will be subject to U.S. federal income tax if, for such purposes, the notes constitute a U.S. real property interest by reason of HET's status as a U.S. real property holding corporation (a "USRPHC") during the relevant statutory period. In addition, any person who acquires a U.S. real property interest from a foreign person generally must deduct and withhold 10% of the gross amount realized by the foreign transferor. We believe that HET currently may be a USRPHC and can give no assurances that HET is not a USRPHC. Accordingly, we may withhold on payments made to non-U.S. holders to purchase their notes pursuant to the offer. However, so long as HET common stock is regularly traded on an established securities market for purposes of the Treasury Regulations relating to USRPHCs, the notes will be treated as U.S. real property interests only with respect to a non-U.S. holder that, at any time during the five-year period ending on the date of disposition, actually or constructively holds (i) if the notes are not regularly traded on an established securities market, notes with an aggregate fair market value as of the date any notes were acquired that exceeded 5 percent of the aggregate fair market value of the total outstanding class of common stock into which the notes were convertible on such date, or (ii) if the notes are regularly traded on an established securities market for purposes of the Treasury Regulations relating to USRPHCs, more than 5 percent of the notes. Non-U.S. holders are urged to consult their tax advisors regarding the application of the FIRPTA rules to them and the possibility of obtaining a refund of any tax withheld.

        Backup Withholding.    Payments received by U.S. holders in exchange for notes purchased pursuant to this offer may be subject to backup withholding (currently, at a rate of 28%). To avoid backup withholding, U.S. holders that do not otherwise establish an exemption from backup withholding should complete and submit the enclosed Substitute Form W-9, certifying that such holder is a U.S. person, the tax identification number provided is correct, and that such holder is not subject to backup withholding. For additional information and instructions, see the enclosed Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

        Certain holders (including corporations) generally are not subject to backup withholding. To avoid erroneous backup withholding, exempt U.S. holders should complete the enclosed Substitute Form W-9, indicating their exempt status by checking the box labeled "Exempt." To satisfy us and our paying agent that a non-U.S. holder qualifies as an exempt recipient, non-U.S. holders must complete and submit an IRS Form W-8BEN or W-8ECI, as applicable, signed under penalties of perjury, attesting to the holder's exempt status. Such forms may be obtained from our paying agent or at www.irs.gov.

        Backup withholding is not an additional tax. Taxpayers may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund if they timely provide certain information to the IRS.

        Information Reporting.    We are required to report to the IRS and to certain U.S. holders information with respect to payments received by such U.S. holders from the sale of their notes pursuant to this offer. A non-U.S. holder generally will not be subject to information reporting on any payments received upon the sale of their notes provided the non-U.S. holder provides us or our paying agent with a properly completed IRS Form W-8BEN or W-8ECI, as applicable, and we or our paying agent do not have actual knowledge or reason to know that the holder is a U.S. person.

        FAILURE TO COMPLETE AND RETURN THE SUBSTITUTE FORM W-9 OR AN IRS FORM W-8BEN OR W-8ECI MAY RESULT IN BACKUP WITHHOLDING OF 28% OF ANY PAYMENTS MADE TO YOU PURSUANT TO THE OFFER.

Section 14. Fees and Expenses; Solicitations.

        We will not pay any fees or commissions to any broker, dealer or other person for soliciting or making recommendations with respect to tenders of notes pursuant to the offer.

        Directors, officers and regular employees of either us or our affiliates (who will not be specifically compensated for such services) and the paying agent may contact holders of notes by mail, telephone, or facsimile regarding the offer and may request brokers, dealers and other nominees to forward this offer to purchase to beneficial owners of the notes.

Section 15. Miscellaneous.

        We are not aware of any jurisdiction in which the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction in which the making of the offer would not be in compliance with applicable law, we will make a good faith effort to comply with any such law. If, after such good faith effort, we cannot comply with any such law, the offer will not be made to (nor will tenders of notes be accepted from or on behalf of) the owners of notes residing in such jurisdiction.

July 13, 2005	HARRAH'S OPERATING COMPANY, INC.

ANNEX A

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

        The following table sets forth the names of each of the members of our and HET's board of directors and each of our and HET's executive officers.

        The persons listed below are our directors and executive officers.

Name	Position(s)
Gary W. Loveman	Chairman of the Board, Chief Executive Officer and President
Charles L. Atwood	Director, Senior Vice President and Chief Financial Officer
Jerry L. Boone	Senior Vice President, Human Resources
John M. Boushy	Senior Vice President and Chief Integration Officer
Stephen H. Brammell	Senior Vice President, General Counsel and Secretary
Janis L. Jones	Senior Vice President, Communications/Government Relations
Anthony D. McDuffie	Vice President, Controller and Chief Accounting Officer
Richard E. Mirman	Senior Vice President, Business Development
David W. Norton	Senior Vice President, Retention Marketing
Virginia E. Shanks	Senior Vice President, Acquisition Marketing
Timothy S. Stanley	Senior Vice President, Information Technology and Chief Information Officer
Kenneth M. Weil	Senior Vice President, Slots
Timothy J. Wilmott	Chief Operating Officer

        The persons listed below are HET's directors and executive officers.

Name	Position(s)
Barbara T. Alexander	Director
Frank J. Biondi, Jr.	Director
Stephen F. Bollenbach	Director
Joe M. Henson	Director
William Barron Hilton	Director
Ralph Horn	Director
R. Brad Martin	Director
Gary G. Michael	Director
Robert G. Miller	Director
Boake A. Sells	Director
Christopher J. Williams	Director
Gary W. Loveman	Chairman of the Board, Chief Executive Officer and President
Charles L. Atwood	Senior Vice President and Chief Financial Officer
Jerry L. Boone	Senior Vice President, Human Resources
John M. Boushy	Senior Vice President and Chief Integration Officer
Stephen H. Brammell	Senior Vice President, General Counsel and Secretary
Janis L. Jones	Senior Vice President, Communications/Government Relations
Anthony D. McDuffie	Vice President, Controller and Chief Accounting Officer
Richard E. Mirman	Senior Vice President, Business Development
David W. Norton	Senior Vice President, Retention Marketing
Virginia E. Shanks	Senior Vice President, Acquisition Marketing
Timothy S. Stanley	Senior Vice President, Information Technology and Chief Information Officer
Kenneth M. Weil	Senior Vice President, Slots
Timothy J. Wilmott	Chief Operating Officer

        The business address of each person listed in the two tables above is c/o Harrah's Entertainment, Inc., One Harrah's Court, Las Vegas, Nevada 89119.

QuickLinks

  Exhibit (a)(1)(A)
CHANGE OF CONTROL NOTICE AND OFFER TO PURCHASE